Exhibit 99.1

ImmunoCellular Therapeutics Presents Data from Phase I Trial of ICT-107 Demonstrating Significant Increase in Tumor-Free Progression in Patients with Brain Cancer

Data Presented at Congress of Neurological Surgeons Annual Meeting Shows ICT-107 Extends Progression-Free Survival Time in Glioblastoma Patients By More Than One Year

Company to Discuss Results in Conference Call Today at 11 a.m. Eastern Time

Press Release

Source: ImmunoCellular Therapeutics, Ltd.

On 8:00 am EDT, Tuesday October 27, 2009

LOS ANGELES—(BUSINESS WIRE)—ImmunoCellular Therapeutics, Ltd. (OTC: IMUC.OB—News) (IMUC), a biotechnology company that is focused on the development of novel immune-based cancer therapies, today announced additional data from its Phase I clinical trial evaluating ICT-107, the Company’s dendritic-cell based cancer vaccine product candidate for the treatment of glioblastoma multiforme (GBM). These new data showed a greater progression-free survival time in patients receiving ICT-107 than expected in this patient population. These data were reported at the Congress of Neurological Surgeons Annual Meeting in New Orleans, LA, and supplement the preliminary data presented at the annual meeting of the American Society of Clinical Oncology in May 2009.

The median progression-free survival time (defined as the time between surgical tumor resection and tumor recurrence) in the 16 newly diagnosed patients enrolled in the trial was 19 months—12 months longer than the historical progression-free survival time of 6.9 months. Seven of these 16 patients continue to show no signs of tumor recurrence, three of whom have gone more than two years with no disease progression.

With 80% of newly diagnosed patients (13 of the 16) still alive at a median time of 20 months, it is too early to determine the median overall survival time for this trial. Historically, only 26.5% patients survive two years with standard of care. ICT-107 was well tolerated, and no significant adverse events were reported during the trial.

“We are excited by these results, and hope to aggressively move this program forward by securing a partnership with a larger company to demonstrate that immunotherapy has the ability to provide safer and better treatment options to patients suffering from GBM and other incurable cancers,” added Manish Singh, Ph.D., President and CEO of the Company.

The Phase I clinical trial of ICT-107 was conducted to evaluate the safety and tolerability of the cancer vaccine in patients with GBM, the most common and aggressive form of brain cancer. The trial enrolled 19 patients—16 with newly-diagnosed and three with recurrent disease—who received ICT-107 in addition to standard treatment with radiation and temozolomide, a chemotherapy product that was until recently the only approved drug for GBM.

The Company will hold a conference call today at 11 a.m. eastern time to discuss the results in greater detail. Interested parties may access the call by dialing (877) 407-0778 domestically, or (201) 689-8565 internationally. A replay of the call will be available until November 10, 2009, and can be accessed by dialing (877) 660-6853 domestically, or (201)-612-7415 for international audiences, and using account # 286 and Conference ID #: 336119.

The call will also be available via a simultaneous live webcast, and can be accessed by visiting

http://www.investorcalendar.com/IC/CEPage.asp?ID=151418

Please note that webcast audiences must use Internet Explorer to access the broadcast.

About ICT-107

ICT-107 is IMUC’s patient-specific therapeutic cancer vaccine product candidate that consists of dendritic cells—immune system cells responsible for presenting antigens (immune system targets) to the immune system—which are obtained from the patient’s blood. These dendritic cells are then “programmed” with tumor antigens, which in turn provide a target for the immune system. Once sensitized to a particular antigen—in this case, the peptides present on glioblastoma cells—the immune system is armed to seek and destroy any remaining tumor cells. ICT-107 appears to target both cancer stem cells, which are widely believed to be the root cause of cancer, and daughter cells, which make up the bulk of tumors. Patients in the Phase I trial received three intradermal injections of ICT-107 at two-week intervals, starting between 2 and 12 months after their tumor resections.

About Glioblastoma

The high rate of mortality of patients diagnosed with brain cancers and in particular with glioblastoma multiforme (the most lethal and devastating form) is driving the scientific community to discover and develop improved treatments that could increase the survival time and enhance the quality of life of patients. Of the approximately 19,000 cases of malignant brain and spinal cord tumors that are diagnosed each year in the United States, there currently is no satisfactory treatment, and the two-year survival rates are only in the range of 26 percent. Neither surgery, radiation nor anti-cancer drugs, the standard treatment modalities, have shown to date any prospect of meaningful extension of patients’ lives.

About ImmunoCellular Therapeutics, Ltd.

IMUC is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The company’s “off the shelf” therapeutic vaccine product candidate targeting cancer stem cells for multiple cancer indications is targeted by IMUC to enter clinical trials for glioblastoma during the first quarter of 2010. IMUC also recently completed a Phase I trial of its dendritic cell-based clinical product candidate for glioblastoma. IMUC has entered into a research and license option deal with the Roche Group for one of its monoclonal antibodies for the diagnosis and treatment of ovarian cancer and multiple myeloma, that provides for potential licensing and milestone payments of $32MM and royalties if the Roche Group exercises its option and commercializes this antibody technology for multiple indications. IMUC is in pre-clinical development of another monoclonal antibody product candidate for the treatment of small cell lung cancer and pancreatic cancer, and is also evaluating its platform technology for monoclonal antibody discovery using differential immunization for diagnosing and treating multiple types of cancer. To learn more about IMUC, please visit www.imuc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including without limitation, the risks associated with the potential inability to obtain licenses from third parties that will be needed to commercialize ICT-107 in many major commercial territories; the potential inability to secure a partner for ICT-107; the risk that future trials of ICT-107, if any, do not confirm the safety and efficacy data generated in the Phase I trial; the need to satisfy performance milestones to maintain the vaccine technology licenses with Cedars-Sinai; the risks associated with obtaining a patent that provides commercially significant protection for ICT-107; and the need for substantial additional capital to fund development of product candidates beyond their initial clinical or pre-clinical stages and to continue IMUC’s operations. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

CEOcast, Inc. for ImmunoCellular Therapeutics

Gary Nash, 212-732-4300

Gnash@ceocast.com